EXHIBIT 99.3

March 11, 2004 Redmond, WA --- Alcide Corporation (NASDAQ: ALCD) today announced that its Board of Directors has approved entering into a definitive merger agreement with Ecolab Incorporated (NYSE:ECL), a leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospital, institutional and industrial markets.  In calendar year 2003, Ecolab had world-wide sales of approximately $3.8 billion.

The agreement calls for a tax-free exchange in which Alcide shareholders will receive $21 per share to be paid in Ecolab shares based on a formula of Ecolab’s closing price prior to the effective date of the merger.  Alcide had 2.7 million shares outstanding on November 30, 2003.  The agreement has been approved by the boards of directors of both companies, and is subject to the approval of Alcide’s shareholders and other customary closing conditions, including regulatory approvals.  Proxy materials will be mailed to Alcide shareholders after filing and clearance by the Securities and Exchange Commission.

Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer, commented, stating, “We believe the transaction is attractively priced for Alcide shareholders, and will allow Alcide to accelerate growth for its products and improve opportunities for its employees.  For its part, Alcide offers Ecolab proven and valuable technology that will provide a great addition to our product offering to our Food and Beverage customers.  With their worldwide patents and Ecolab’s excellent global coverage, we are in a unique position to aggressively expedite the commercialization of Alcide’s technology and grow their business in a more rapid fashion.  We are excited by the mutual benefits we see resulting from this transaction and the value it will create for both companies and our shareholders.”

Alcide Chairman and CEO, Joseph A. Sasenick stated, “The merger with Ecolab is a reflection of the accomplishments that Alcide’s employees, management and Board have made in building our business.  The terms of the agreement reward Alcide shareholders with a premium to recent trading prices and also provide them with greater market liquidity in broadly traded Ecolab stock.  We also believe that our SANOVA and animal health customers will benefit from the merger through the availability of a broader range of high quality products, and through a more extensive service organization.”

About Alcide

Alcide Corporation develops and markets unique biocidal products based on its patented technology.  Alcide currently sells anti-infective products to the animal health market, disinfecting products to medical industries and SANOVA antimicrobial to the food processing industries.  Its shares are traded on the NASDAQ under the symbol ALCD.

A shareholder conference call has been scheduled for 1:00 pm EST on March 12, 2004.  Interested parties should check the website at www.alcide.com for connection instructions.